Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-195173

                           PROSPECTUS SUPPLEMENT NO. 2

                        21,338,254 SHARES OF COMMON STOCK

                                 TUNGSTEN CORP.

                                  COMMON STOCK

     This Prospectus Supplement No. 2 supplements and amends our Prospectus dated June 16, 2014. This Prospectus Supplement No. 2 includes our attached Quarterly Report on Form 10-Q for the quarter ended October 31, 2014, as filed with the Securities and Exchange Commission on December 23, 2014 and as amended on December 24, 2014.

     The Prospectus, any prospectus supplements filed before the date hereof, and this Prospectus Supplement No. 2 relate to the resale of up to 21,338,254 shares of our common stock, which may be offered by the selling stockholders. The shares of common stock being offered by the selling stockholders (i) are issuable upon conversion of a senior convertible note in the principal amount of $2,165 as of December 24, 2014 (the "Convertible Note") that we issued to Hanover Holdings LLC ("Hanover") on January 2, 2014; and (ii) are held by our current directors and officers, including Guy Martin (President, Chief Executive Officer, Treasurer, Chief Financial Officer), Douglas Oliver (Vice President of Exploration), Joseph Galda (Corporate Secretary) and David Bikerman.

     We are not selling any securities under this prospectus and will not receive any of the proceeds from the resale of shares of our common stock by the selling stockholders under this prospectus, however, we have received gross proceeds of $85,000 from the sale of the Convertible Note to Hanover.

     This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus and any prospectus supplements filed before the date hereof. Any statement contained in the Prospectus and any prospectus supplements filed before the date hereof shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement No. 2 modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement No. 2.

     Our common stock is quoted on the OTCQB, under the symbol "TUNG". The last reported sale price of our common stock on the OTCQB on December 22, 2014 was $0.0009 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE THE "RISK FACTORS" SECTION OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT NO. 1 IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Prospectus Supplement No. 2 is December 24, 2014.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-Q/A
                                (AMENDMENT NO. 1)

(Mark One)
[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES  EXCHANGE
    ACT OF 1934

    For the quarterly period ended October 31, 2014

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934

    For the transition period from __________ to ___________

                        Commission File Number: 000-54342


                                 TUNGSTEN CORP.
           (Name of small business issuer as specified in its charter)

            Nevada                                               98-0583175
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

       1671 SW 105 Lane, Davie, FL                                 33324
(Address of principal executive offices)                         (Zip Code)

                                 (954) 476-4638
              (Registrant's Telephone Number, including area code)

Indicate by check whether the registrant (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (ss.232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes [X] No [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]                        Accelerated filer [ ]

Non-accelerated filer [ ]                          Smaller reporting company [X]
(Do not check if a smaller reporting company)

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes [ ] No [X]

As of December 15, 2014, there were 185,350,418 shares of the issuer's $0.0001 par value common stock issued and outstanding.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                     PART I

                              FINANCIAL INFORMATION

Item 1.  Financial Statements                                                 3

Item 2.  Management's Discussion and Analysis of Financial Condition
         and Results of Operations                                           28

Item 3.  Quantitative and Qualitative Disclosures about Market Risk          33

Item 4.  Controls and Procedures                                             33

                                  PART II

                             OTHER INFORMATION

Item 1.  Legal Proceedings                                                   35

Item 1A. Risk Factors                                                        35

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds         35

Item 3.  Defaults Upon Senior Securities                                     35

Item 4.  Mine Safety Disclosures                                             36

Item 5.  Other Information                                                   36

Item 6.  Exhibits                                                            36

                         PART 1 - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                                 TUNGSTEN CORP.
                         (An Exploration Stage Company)
                           Consolidated Balance Sheets
                                   (Unaudited)

                                                                          October 31, 2014       January 31, 2014
                                                                          ----------------       ----------------
                                                                            (Unaudited)
ASSETS

CURRENT ASSETS:
  Cash                                                                      $     42,695           $     27,007
  Prepaid expenses                                                                    --                  8,311
                                                                            ------------           ------------
      Total Current Assets                                                        42,695                 35,318
                                                                            ------------           ------------
OTHER ASSETS
  Mineral properties                                                                  --                174,013
                                                                            ------------           ------------
      Total Other Assets                                                              --                174,013
                                                                            ------------           ------------

      Total Assets                                                          $     42,695           $    209,331
                                                                            ============           ============

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable and accrued expenses                                     $     82,703           $     17,141
  Convertible notes, net of discounts of $150,148 and $111,562                    96,702                 15,938
  Derivative liability                                                           315,049                214,050
  Advances from stockholders                                                      99,951                 99,951
                                                                            ------------           ------------
      Total Current Liabilities                                                  594,405                347,080
                                                                            ------------           ------------
STOCKHOLDERS' DEFICIT:
  Preferred stock par value $0.0001: 25,000,000 shares authorized;
   none issued or outstanding                                                         --                     --
  Common stock par value $0.0001: 300,000,000 shares authorized;
   88,608,569 and 71,542,799 shares issued and outstanding, respectively           8,861                  7,154
  Additional paid-in capital                                                   2,024,627              1,359,630
  Accumulated deficit                                                         (2,585,198)            (1,504,533)
                                                                            ------------           ------------
      Total Stockholders' Deficit                                               (551,710)              (137,749)
                                                                            ------------           ------------

      Total Liabilities and Stockholders' Deficit                           $     42,695           $    209,331
                                                                            ============           ============

        See accompanying notes to the consolidated financial statements.

                                 TUNGSTEN CORP.
                         (An Exploration Stage Company)
                      Consolidated Statements of Operations
                                   (Unaudited)

                                                      For the            For the            For the           For the
                                                    Three Months       Three Months       Nine Months       Nine Months
                                                       Ended              Ended              Ended             Ended
                                                     October 31,        October 31,        October 31,       October 31,
                                                        2014               2013               2014              2013
                                                    ------------       ------------       ------------      ------------
                                                     (Unaudited)        (Unaudited)        (Unaudited)       (Unaudited)
Revenue                                             $         --       $         --       $         --      $         --

Cost of exploration
  Exploration costs                                        6,575             52,814              6,575            73,565
                                                    ------------       ------------       ------------      ------------
      Total cost of exploration                            6,575             52,814              6,575            73,565
                                                    ------------       ------------       ------------      ------------

Gross margin                                              (6,575)           (52,814)            (6,575)          (73,565)

Operating expenses
  Director's fees                                         55,313             50,625            175,312           101,250
  Officers' compensation                                  27,000             27,000             81,000            72,067
  Professional fees                                       10,079             11,595             69,899            99,085
  General and administrative expenses                     54,464             17,197            172,261            93,563
  Loss on impairment                                          --                 --            169,013                --
                                                    ------------       ------------       ------------      ------------
      Total operating expenses                           146,856            106,417            667,485           365,965
                                                    ------------       ------------       ------------      ------------

Loss from operations                                    (153,431)          (159,231)          (674,060)         (439,530)

Other (income) expense
  Derivative expense                                       3,436                 --              3,436                --
  Change in fair value of derivative liabilities         201,984                 --            (11,568)               --
  Financing expense                                       41,922                 --            238,663                --
  Cost of extension                                           --                 --             18,025                --
  Interest expense                                        54,857                 --            158,049                --
                                                    ------------       ------------       ------------      ------------
      Other (income) expense, net                        302,199                 --            406,605                --
                                                    ------------       ------------       ------------      ------------

Loss before income tax provision                        (455,630)          (159,231)        (1,080,665)         (439,530)

Income tax provision                                          --                 --                 --                --
                                                    ------------       ------------       ------------      ------------

Net loss                                            $   (465,630)      $   (159,231)      $ (1,080,665)     $   (439,530)
                                                    ============       ============       ============      ============
Earnings per common share
  - basic and diluted                               $      (0.00)      $      (0.00)      $      (0.01)     $      (0.01)
                                                    ============       ============       ============      ============
Weighted average common shares outstanding
  - basic and diluted                                 78,860,712         68,750,000         75,614,375        52,573,700
                                                    ============       ============       ============      ============

        See accompanying notes to the consolidated financial statements.

                                 TUNGSTEN CORP.
                         (An Exploration Stage Company)
                      Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                 For the                For the
                                                               Nine Months            Nine Months
                                                                  Ended                  Ended
                                                                October 31,            October 31,
                                                                   2014                   2013
                                                               ------------           ------------
                                                                (Unaudited)            (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                     $ (1,080,665)          $   (439,530)
  Adjustments to reconcile net loss to net
   cash used in operating activities
     Amortization of debt and original issue discount               (65,986)                    --
     Loss on impairment                                             174,013                     --
     Stock based compensation                                       342,397                101,250
     Change in fair value of derivative liabilities                 168,618                     --
     Financing expense                                              238,663                     --
     Cost of extension                                               18,025                     --
  Changes in operating assets and liabilities:
     Prepaid expenses                                                 8,311                 (4,000)
     Accounts payable and accrued expenses                           65,562                 11,192
                                                               ------------           ------------
NET CASH USED IN OPERATING ACTIVITIES                              (131,062)              (331,088)
                                                               ------------           ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash used in acquisition                                               --                (46,092)
  Acquisition of mineral property claims                                 --               (152,722)
                                                               ------------           ------------
NET CASH USED IN INVESTING ACTIVITIES                                    --               (198,814)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Amounts received from (repayments to) stockholders                     --                 76,951
  Proceeds from convertible notes                                   146,750                     --
  Proceeds from sale of common stock                                     --                500,000
                                                               ------------           ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                           146,750                576,951
                                                               ------------           ------------

NET CHANGE IN CASH                                                   15,688                 47,049

Cash at beginning of reporting period                                27,007                  7,163
                                                               ------------           ------------

Cash at end of reporting period                                $     42,695           $     54,212
                                                               ============           ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
  Interest paid                                                $         --           $         --
                                                               ============           ============

  Income tax paid                                              $         --           $         --
                                                               ============           ============

NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Extinguishment of derivative liability upon conversions      $     67,619           $         --
                                                               ============           ============

  Common stock issued for mineral property claims              $         --           $    750,000
                                                               ============           ============

        See accompanying notes to the consolidated financial statements.

                                 Tungsten Corp.
                         (An Exploration Stage Company)
                            October 31, 2014 and 2013
                 Notes to the Consolidated Financial Statements
                                   (Unaudited)

Note 1 - Organization and Operations

Online Tele-Solutions, Inc.

Online Tele-Solutions, Inc. ("Online Tele-Solutions") was incorporated under the laws of the State of Nevada on June 5, 2008. Initial operations have included organization and incorporation, target market identification, marketing plans, and capital formation. A substantial portion of the Company's activities had involved developing a business plan and establishing contacts and visibility in the marketplace. The Company has generated no revenues since inception.

Certificate of Amendment to the Articles of Incorporation

On March 9, 2012, the Board of Directors and the consenting stockholders adopted and approved a resolution to (i) amend the Company's Articles of Incorporation to (a) increase the number of shares of authorized common stock from 50,000,000 to 300,000,000; (b) create 25,000,000 shares of "blank check" preferred stock with a par value of $0.0001 per share; (c) change the par value of the common stock from $0.001 per share to $0.0001 per share; and (ii) effectuate a forward split of all issued and outstanding shares of common stock, at a ratio of thirty-for-one (30:1) (the "Stock Split").

Certificate of Amendment to the Articles of Incorporation

On November 14, 2012,  the Board of Directors of Online  Tele-Solutions  and two
(2) stockholders holding an aggregate of 45,600,000 shares of common stock issued and outstanding as of November 6, 2012, approved and consented, in writing, to effectuate an amendment to the Company's Articles of Incorporation to change the name of Online Tele-Solutions, Inc. to "Tungsten Corp." the "Company").

Nevada Tungsten Holdings Ltd.

Nevada Tungsten Holdings Ltd. ("Tungsten") was incorporated on October 30, 2012 under the laws of the State of Nevada. Tungsten intends to engage in the exploration of certain tungsten interests in the State of Nevada.

Reverse Acquisition and Change in Scope of Business

On April 8, 2013, the Company closed a voluntary share exchange transaction pursuant to a stock exchange agreement ("SEA") with Guy Martin and Nevada Tungsten Holdings Ltd. Pursuant to the terms of the SEA, the Company acquired all of the issued and outstanding shares of Nevada Tungsten Holdings Ltd.'s common stock from Guy Martin. The sole asset of Nevada Tungsten Holdings Ltd. is an option to acquire all tungsten rights in regards to 32 patented and unpatented mining claims situated in White Pine Country, Nevada pursuant to an option agreement by and between Viscount Nevada Holdings Ltd. (the "Optionor") and Nevada Tungsten Holdings Ltd. (the "Option Agreement").

Immediately prior to the Share Exchange Transaction on April 8, 2013, the Company had 66,000,000 common shares issued and outstanding. Simultaneously with the Closing of the Share Exchange Agreement, on the Closing Date, the Company's then majority stockholder surrendered 3,000,000 shares of the Company's common stock to the Company for cancellation.

As a result of the Share Exchange Agreement, the Company issued 3,000,000 common shares for the acquisition of 100% of the issued and outstanding shares of Tungsten. Even though the shares issued only represented approximately 4.3% of the issued and outstanding common stock immediately after the consummation of the Share Exchange Agreement the stockholder of Tungsten completely took over and controlled the board of directors and management of the Company upon acquisition.

As a result of the change in control to the then Tungsten Stockholder, for financial statement reporting purposes, the merger between the Company and Tungsten has been treated as a reverse acquisition with Tungsten deemed the accounting acquirer and the Company deemed the accounting acquiree under the acquisition method of accounting in accordance with section 805-10-55 of the FASB Accounting Standards Codification. The reverse acquisition is deemed a capital transaction and the net assets of Tungsten (the accounting acquirer) are carried forward to the Company (the legal acquirer and the reporting entity) at their carrying value before the acquisition. The acquisition process utilizes the capital structure of the Company and the assets and liabilities of Tungsten which are recorded at their historical cost. The equity of the Company is the historical equity of Tungsten retroactively restated to reflect the number of shares issued by the Company in the transaction.

Note 2 - Significant and Critical Accounting Policies

The Management of the Company is responsible for the selection and use of appropriate accounting policies and the appropriateness of accounting policies and their application. Critical accounting policies and practices are those that are both most important to the portrayal of the Company's financial condition and results and require management's most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. The Company's significant and critical accounting policies and practices are disclosed below as required by generally accepted accounting principles.

Basis of Presentation - Unaudited Interim Financial Information

The accompanying unaudited interim financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission ("SEC") to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Interim results are not necessarily indicative of the results for the full year. These unaudited interim financial statements should be read in conjunction with the financial statements of Tungsten Corp. for the period from October 30, 2012 (inception) through January 31, 2014 and notes thereto contained in the Company's Current Report on Form 10-K filed with the SEC on March 31, 2014.

Fiscal Year-End

The Company elected January 31st as its fiscal year ending date.

Exploration Stage Company

The Company has established the existence of mineralized material; however, it has not established proven or probable reserves, as defined by the United States Securities and Exchange Commission (the "SEC") under Industry Guide 7, through the completion of a "final" or "bankable" feasibility study for mineralized material. As a result, the Company remains in the Exploration Stage as defined under Industry Guide 7, and will continue to remain in the Exploration Stage until such time proven or probable reserves have been established.

The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. Upon adoption, the Company no longer presents or discloses inception-to-date information and other remaining disclosure requirements of Topic 915.

Use  of  Estimates  and  Assumptions  and  Critical  Accounting   Estimates  and
Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s).

Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company's critical accounting estimates and assumptions affecting the financial statements were:

     (i) Assumption as a going concern: Management assumes that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business;
     (ii) Valuation allowance for deferred tax assets: Management assumes that the realization of the Company's net deferred tax assets resulting from its net operating loss ("NOL") carry-forwards for Federal income tax purposes that may be offset against future taxable income was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are offset by a full valuation allowance. Management made this assumption based on (a) the Company has incurred recurring losses, (b) general economic conditions, and
          (c) its ability to raise additional funds to support its daily operations by way of a public or private offering, among other factors.

     (iii)Estimates  and  assumptions  used in valuation of equity  instruments:
          Management estimates expected term of share options and similar instruments, expected volatility of the Company's common shares and the method used to estimate it, expected annual rate of quarterly dividends, and risk free rate(s) to value share options and similar instruments.

These significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to these estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

Principles of Consolidation

The Company applies the guidance of Topic 810 "Consolidation" of the FASB Accounting Standards Codification to determine whether and how to consolidate another entity. Pursuant to ASC Paragraph 810-10-15-10 all majority-owned subsidiaries--all entities in which a parent has a controlling financial interest--shall be consolidated except (1) when control does not rest with the parent, the majority owner; (2) if the parent is a broker-dealer within the scope of Topic 940 and control is likely to be temporary; (3) consolidation by an investment company within the scope of Topic 946 of a non-investment-company investee. Pursuant to ASC Paragraph 810-10-15-8 the usual condition for a controlling financial interest is ownership of a majority voting interest, and, therefore, as a general rule ownership by one reporting entity, directly or indirectly, of more than 50 percent of the outstanding voting shares of another entity is a condition pointing toward consolidation. The power to control may also exist with a lesser percentage of ownership, for example, by contract, lease, agreement with other stockholders, or by court decree. The Company consolidates all less-than-majority-owned subsidiaries, if any, in which the parent's power to control exists.

The Company's consolidated subsidiary and/or entity is as follows:

                                                                   Date of incorporation
                                                                       or formation
Name of consolidated            State or other jurisdiction of     (date of acquisition,
subsidiary or entity            incorporation or organization          if applicable)        Attributable interest
--------------------            -----------------------------          --------------        ---------------------
Nevada Tungsten Holdings Ltd.       The State of Nevada               October 30, 2012               100%
                                                                       (April 8, 2013)

These consolidated financial statements include all accounts of the Company as of October 31, 2014 and for the period from April 8, 2013 (date of acquisition) through October 31, 2014; and Nevada Tungsten Holdings Ltd. as of October 31, 2014 and 2013, for the period ended October 31, 2014, and for the period from October 30, 2012 (inception) through October 31, 2014.

All inter-company balances and transactions have been eliminated.

Reclassification

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation. These reclassifications had no effect on reported losses.

Fair Value of Financial Instruments

The Company follows paragraph 820-10-35-37 of the FASB Accounting Standards Codification ("Paragraph 820-10-35-37") to measure the fair value of its financial instruments and paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

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Level 1    Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2 Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3    Pricing  inputs  that  are  generally   observable   inputs  and  not
           corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company's financial assets and liabilities, such as cash, accounts payable and accrued expenses approximate their fair values because of the short maturity of these instruments.

The Company uses Level 3 of the fair value hierarchy to measure the fair value of the derivative liabilities and revalues its derivative liability at every reporting period and recognizes gains or losses in the statements of operations that are attributable to the change in the fair value of the derivative warrant liability.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

Fair Value of Financial Assets and Liabilities Measured on a Recurring Basis

Level 3 Financial Liabilities - Derivative conversion features

The Company uses Level 3 of the fair value hierarchy to measure the fair value of the derivative liabilities and revalues its derivative warrant liability and derivative liability on the conversion feature at every reporting period and recognizes gains or losses in the consolidated statements of operations that are attributable to the change in the fair value of the derivative liabilities.

Carrying Value, Recoverability and Impairment of Long-Lived Assets

The Company has adopted paragraph 360-10-35-17 of the FASB Accounting Standards Codification for its long-lived assets. The Company's long-lived assets, which include mineral properties, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset's expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company considers the following to be some examples of important indicators that may trigger an impairment review: (i) significant under-performance or losses of assets relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of assets or in the Company's overall strategy with respect to the manner or use of the acquired assets or changes in the Company's overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; and
(v) regulatory changes. The Company evaluates acquired assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

Management periodically reviews the recoverability of the capitalized mineral properties. Management will take into consideration various information including, but not limited to, historical production records taken from previous mine operations, results of exploration activities conducted to date, estimated future prices and reports and opinions of outside consultants. When a

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determination has been made that a project or property will be abandoned, or its carrying value has been impaired, a provision is made for any expected loss on the project or property.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Mineral Properties

The Company follows Section 930 of the FASB Accounting Standards Codification for its mineral properties. Mineral properties and related mineral rights acquisition costs are capitalized pending determination of whether the drilling has found proved reserves. In accordance with the Disclosure requirements of
Section 350-30-50-2, the Company capitalizes costs incurred to renew or extend the term or requirements that need to be met for retention of the mineral properties. If a mineral ore body is discovered, capitalized costs will be amortized on a unit-of-production basis following the commencement of production. Otherwise, capitalized acquisition costs are expensed when it is determined that the mineral property has no future economic value. General exploration costs and costs to maintain rights and leases, including rights of access to lands for geophysical work and salaries, equipment, and supplies for geologists and geophysical crews are expensed as incurred. When it is determined that a mining deposit can be economically and legally extracted or produced based on established proven and probable reserves, further exploration costs and development costs as well as interest costs relating to exploration and development projects that require greater than six (6) months to be readied for their intended use incurred after such determination will be capitalized. The establishment of proven and probable reserves is based on results of final feasibility studies which indicate whether a property is economically feasible. Upon commencement of commercial production, capitalized costs will be transferred to the appropriate asset categories and amortized on a unit-of-production basis. Capitalized costs, net of salvage values, relating to a deposit which is abandoned or considered uneconomic for the foreseeable future will be written off. The sale of a partial interest in a proved property is accounted for as a cost recovery and no gain or loss is recognized as long as this treatment does not significantly affect the unit-of-production amortization rate. A gain or loss will be recognized for all other sales of proved properties and will be classified in other operating revenues. Maintenance and repairs are charged to expense, and renewals and betterments are capitalized to the appropriate property and equipment accounts.

The provision for depreciation, depletion and amortization ("DD&A") of mineral properties will be calculated on a property-by-property basis using the unit-of-production method. Taken into consideration in the calculation of DD&A are estimated future dismantlement, restoration and abandonment costs, which are net of estimated salvage values. Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts.

To date, the Company has not established the commercial feasibility of any exploration prospects; therefore, all general exploration costs, if any, are being expensed.

Mineral Exploration and Mine Development Costs

All mineral exploration and pre-extraction expenditures are expensed as incurred until such time the Company exits the Exploration Stage by establishing proven or probable reserves. Mine development costs incurred to develop mineral deposits, to expand the capacity of mines or to develop mine areas substantially in advance of production are capitalized once proven and probable reserves exist, and the property is determined to be a commercially mineable property. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. If the Company does not continue with exploration after the completion of the feasibility study, the cost of mineral rights will be expensed at that time. Costs of abandoned projects, including related property and equipment costs, are charged to mining costs.

Restoration Costs (Asset Retirement and Environmental Obligations)

Various federal and state mining laws and regulations require the Company to reclaim the surface areas and restore underground water quality for its mine projects to the pre-existing mine area average quality after the completion of mining.

In accordance with ASC 410, Asset Retirement and Environmental Obligations, the Company capitalizes the measured fair value of asset retirement and environmental obligations to mineral rights and properties. ASC 410 requires the Company to record a liability for the present value of the estimated future site restoration and environmental remediation costs with corresponding increase to the carrying amount of the related mineral rights and properties. The asset retirement and environmental obligations are accreted to an undiscounted value until the time at which they are expected to be settled. The accretion expense is charged to earnings and the actual retirement costs are recorded against the asset retirement obligations when incurred. Any difference between the recorded asset retirement obligations and the actual retirement costs incurred will be recorded as a gain or loss in the period of settlement.

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
Environmental expenditures that relate to ongoing environmental and reclamation programs will be charged against statements of operations as incurred or capitalized and amortized depending upon their future economic benefits. Future site restoration and environmental remediation costs, which include extraction equipment removal, site restoration and environmental remediation, are accrued at the end of each reporting period based on management's best estimate of the costs expected to be incurred for each project. Such estimates are determined by the Company's engineering studies which consider the costs of future surface and groundwater activities, current regulations, actual expenses incurred, and technology and industry standards.

On a quarterly basis, the Company reviews the assumptions used to estimate the expected cash flows required to settle the asset retirement obligations, including changes in estimated probabilities, amounts and timing of the settlement of the asset retirement and environmental obligations, as well as changes in the legal obligation requirements at each of its mineral projects. Changes in any one or more of these assumptions may cause revision of asset retirement obligations for the corresponding assets.

The Company does not currently anticipate any material capital expenditures for site restoration costs and considers the estimated future site restoration costs to be minimal and so the present value of the same at October 31, 2013 as all of its mineral properties are at early stages of exploration.

Related Parties

The  Company  follows   subtopic   850-10  of  the  FASB  Accounting   Standards
Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the Related parties include a. affiliates ("Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act) of the Company;
b. Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825-10-15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Derivative Instruments and Hedging Activities

The Company accounts for derivative instruments and hedging activities in accordance with paragraph 810-10-05-4 of the FASB Accounting Standards Codification ("Paragraph 810-10-05-4"). Paragraph 810-10-05-4 requires companies to recognize all derivative instruments as either assets or liabilities in the balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends upon: (i) whether the derivative has been designated and qualifies as part of a hedging relationship, and (ii) the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument based upon the exposure being hedged as either a fair value hedge, cash flow hedge or hedge of a net investment in a foreign operation.

Derivative Liability

The Company evaluates its convertible debt, options, warrants or other contracts, if any, to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with paragraph 810-10-05-4 and Section 815-40-25 of the FASB Accounting Standards Codification. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as either an asset or a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the consolidated statement of operations and comprehensive income (loss) as other income or expense. Upon conversion, exercise or cancellation of a

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derivative  instrument,  the  instrument  is marked to fair value at the date of conversion, exercise or cancellation and then that the related fair value is reclassified to equity.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date.

The  Company  adopted  Section  815-40-15  of  the  FASB  Accounting   Standards
Codification ("Section 815-40-15") to determine whether an instrument (or an embedded feature) is indexed to the Company's own stock. Section 815-40-15 provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument's contingent exercise and settlement provisions. The adoption of Section 815-40-15 has affected the accounting for
(i) certain freestanding warrants that contain exercise price adjustment features and (ii) convertible bonds issued by foreign subsidiaries with a strike price denominated in a foreign currency.

The Company marks to market the fair value of the embedded derivative warrants at each balance sheet date and records the change in the fair value of the embedded derivative warrants as other income or expense in the consolidated statements of operations and comprehensive income (loss).

The Company utilizes the Lattice model that values the liability of the derivative warrants based on a probability weighted discounted cash flow model with the assistance of the third party valuation firm. The reason the Company picks the Lattice model is that in many cases there may be multiple embedded features or the features of the bifurcated derivatives may be so complex that a Black-Scholes valuation does not consider all of the terms of the instrument. Therefore, the fair value may not be appropriately captured by simple models. In other words, simple models such as Black-Scholes may not be appropriate in many situations given complex features and terms of conversion option (e.g., combined embedded derivatives). The Lattice model is based on future projections of the various potential outcomes. The features that were analyzed and incorporated into the model included the exercise and full reset features. Based on these features, there are two primary events that can occur; the Holder exercises the Warrants or the Warrants are held to expiration. The Lattice model analyzed the underlying economic factors that influenced which of these events would occur, when they were likely to occur, and the specific terms that would be in effect at the time (i.e. stock price, exercise price, volatility, etc.). Projections were then made on the underlying factors which led to potential scenarios. Probabilities were assigned to each scenario based on management projections. This led to a cash flow projection and a probability associated with that cash flow. A discounted weighted average cash flow over the various scenarios was completed to determine the value of the derivative warrants.

Beneficial Conversion Feature

Beneficial conversion feature is a non-detachable conversion feature that is in the money at the commitment date. The Company follows the guidance of ASC Subtopic 470-20 Debt with Conversion and Other Options to evaluate as to whether beneficial conversion feature exists. Pursuant to Section 470-20-30 an embedded beneficial conversion feature recognized separately under paragraph 470-20-25-5 shall be measured initially at its intrinsic value at the commitment date (see paragraphs 470-20-30-9 through 30-12) as the difference between the conversion price (see paragraph 470-20-30-5) and the fair value of the common stock or other securities into which the security is convertible, multiplied by the number of shares into which the security is convertible. When the Company issues an debt or equity security that is convertible into common stock at a discount from the fair value of the common stock at the date the debt or equity security counterparty is legally committed to purchase such a security (Commitment Date), a beneficial conversion charge is measured and recorded on the Commitment Date for the difference between the fair value of the Company's common stock and the effective conversion price of the debt or equity security. If the intrinsic value of the beneficial conversion feature is greater than the proceeds allocated to the debt or equity security, the amount of the discount assigned to the beneficial conversion feature is limited to the amount of the proceeds allocated to the debt or equity security.

Commitment and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's consolidated financial statements. If the assessment indicates that a potentially material loss

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contingency  is not  probable  but is  reasonably  possible,  or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Revenue Recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable and, (iv) collectability is reasonably assured.

Stock-Based Compensation for Obtaining Employee Services

The Company accounts for share-based payment transactions issued to employees under the guidance of the Topic 718 Compensation--Stock Compensation of the FASB Accounting Standards Codification ("ASC Topic 718").

Pursuant to ASC Section 718-10-20 an employee is an individual over whom the grantor of a share-based compensation award exercises or has the right to exercise sufficient control to establish an employer-employee relationship based on common law as illustrated in case law and currently under U.S. Internal Revenue Service ("IRS") Revenue Ruling 87-41. A non-employee director does not satisfy this definition of employee. Nevertheless, non-employee directors acting in their role as members of a board of directors are treated as employees if those directors were elected by the employer's shareholders or appointed to a board position that will be filled by shareholder election when the existing term expires. However, that requirement applies only to awards granted to non-employee directors for their services as directors. Awards granted to non-employee directors for other services shall be accounted for as awards to non-employees.

Pursuant to ASC Paragraphs 718-10-30-2 and 718-10-30-3 a share-based payment transaction with employees shall be measured based on the fair value of the equity instruments issued and an entity shall account for the compensation cost from share-based payment transactions with employees in accordance with the fair value-based method, i.e., the cost of services received from employees in exchange for awards of share-based compensation generally shall be measured based on the grant-date fair value of the equity instruments issued or the fair value of the liabilities incurred/settled.

Pursuant to ASC Paragraphs 718-10-30-6 and 718-10-30-9 the measurement objective for equity instruments awarded to employees is to estimate the fair value at the grant date of the equity instruments that the entity is obligated to issue when employees have rendered the requisite service and satisfied any other conditions necessary to earn the right to benefit from the instruments (for example, to exercise share options). That estimate is based on the share price and other pertinent factors, such as expected volatility, at the grant date. As such, the fair value of an equity share option or similar instrument shall be estimated using a valuation technique such as an option pricing model. For this purpose, a similar instrument is one whose fair value differs from its intrinsic value, that is, an instrument that has time value.

If the Company's common shares are traded in one of the national exchanges the grant-date share price of the Company's common stock will be used to measure the fair value of the common shares issued, however, if the Company's common shares are thinly traded the use of share prices established in its most recent private placement memorandum ("PPM"), or weekly or monthly price observations would generally be more appropriate than the use of daily price observations as such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

Pursuant to ASC Paragraph 718-10-55-21 if an observable market price is not available for a share option or similar instrument with the same or similar terms and conditions, an entity shall estimate the fair value of that instrument using a valuation technique or model that meets the requirements in paragraph 718-10-55-11 and takes into account, at a minimum, all of the following factors:

     a.   The exercise price of the option.

     b. The expected term of the option, taking into account both the contractual term of the option and the effects of employees' expected

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          exercise  and  post-vesting   employment   termination  behavior:  The
          expected life of options and similar instruments represents the period of time the option and/or warrant are expected to be outstanding. Pursuant to paragraph 718-10-S99-1, it may be appropriate to use the simplified method, i.e., expected term = ((vesting term + original contractual term) / 2), if (i) A company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time its equity shares have been publicly traded; (ii) A company significantly changes the terms of its share option grants or the types of employees that receive share option grants such that its historical exercise data may no longer provide a reasonable basis upon which to estimate expected term; or (iii) A company has or expects to have significant structural changes in its business such that its historical exercise data may no longer provide a reasonable basis upon which to estimate expected term. The Company uses the simplified method to calculate expected term of share options and similar instruments as the company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term.

     c.   The current price of the underlying share.

     d. The expected volatility of the price of the underlying share for the expected term of the option. Pursuant to ASC Paragraph 718-10-55-25 a newly publicly traded entity might base expectations about future volatility on the average volatilities of similar entities for an appropriate period following their going public. A nonpublic entity might base its expected volatility on the average volatilities of otherwise similar public entities. For purposes of identifying otherwise similar entities, an entity would likely consider characteristics such as industry, stage of life cycle, size, and financial leverage. Because of the effects of diversification that are present in an industry sector index, the volatility of an index should not be substituted for the average of volatilities of otherwise similar entities in a fair value measurement. Pursuant to paragraph 718-10-S99-1 if shares of a company are thinly traded the use of weekly or monthly price observations would generally be more appropriate than the use of daily price observations as the volatility calculation using daily observations for such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market. The Company uses the average historical volatility of the comparable companies over the expected term of the share options or similar instruments as its expected volatility.

     e. The expected dividends on the underlying share for the expected term of the option. The expected dividend yield is based on the Company's current dividend yield as the best estimate of projected dividend yield for periods within the expected term of the share options and similar instruments.

     f. The risk-free interest rate(s) for the expected term of the option. Pursuant to ASC 718-10-55-28 a U.S. entity issuing an option on its own shares must use as the risk-free interest rates the implied yields currently available from the U.S. Treasury zero-coupon yield curve over the contractual term of the option if the entity is using a lattice model incorporating the option's contractual term. If the entity is using a closed-form model, the risk-free interest rate is the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term used as the assumption in the model.

Pursuant to ASC Paragraphs 718-10-30-11 and 718-10-30-17 a restriction that stems from the forfeitability of instruments to which employees have not yet earned the right, such as the inability either to exercise a non-vested equity share option or to sell non-vested shares, is not reflected in estimating the fair value of the related instruments at the grant date. Instead, those restrictions are taken into account by recognizing compensation cost only for awards for which employees render the requisite service and a non-vested equity share or non-vested equity share unit awarded to an employee shall be measured at its fair value as if it were vested and issued on the grant date.

Pursuant to ASC Paragraphs 718-10-35-2 and 718-10-35-3 the compensation cost for an award of share-based employee compensation classified as equity shall be recognized over the requisite service period, with a corresponding credit to equity (generally, paid-in capital). The requisite service period is the period during which an employee is required to provide service in exchange for an award, which often is the vesting period. The total amount of compensation cost recognized at the end of the requisite service period for an award of share-based compensation shall be based on the number of instruments for which the requisite service has been rendered (that is, for which the requisite service period has been completed). An entity shall base initial accruals of compensation cost on the estimated number of instruments for which the requisite service is expected to be rendered. That estimate shall be revised if subsequent information indicates that the actual number of instruments is likely to differ from previous estimates. The cumulative effect on current and prior periods of a change in the estimated number of instruments for which the requisite service is expected to be or has been rendered shall be recognized in compensation cost in the period of the change. Previously recognized compensation cost shall not be reversed if an employee share option (or share unit) for which the requisite service has been rendered expires unexercised (or unconverted).

Under the requirement of ASC Paragraph 718-10-35-8 the Company made a policy decision to recognize compensation cost for an award with only service conditions that has a graded vesting schedule on a straight-line basis over the requisite service period for the entire award.

Equity Instruments Issued to Parties Other Than Employees for Acquiring Goods or Services

The Company accounts for equity instruments issued to parties other than employees for acquiring goods or services under the guidance of Sub-topic 505-50 of the FASB Accounting Standards Codification ("Sub-topic 505-50").

Pursuant to ASC paragraph 505-50-25-7, if fully vested, non-forfeitable equity instruments are issued at the date the grantor and grantee enter into an agreement for goods or services (no specific performance is required by the grantee to retain those equity instruments), then, because of the elimination of any obligation on the part of the counterparty to earn the equity instruments, a measurement date has been reached. A grantor shall recognize the equity instruments when they are issued (in most cases, when the agreement is entered into). Whether the corresponding cost is an immediate expense or a prepaid asset (or whether the debit should be characterized as contra-equity under the requirements of paragraph 505-50-45-1) depends on the specific facts and circumstances. Pursuant to ASC paragraph 505-50-45-1, a grantor may conclude that an asset (other than a note or a receivable) has been received in return for fully vested, non-forfeitable equity instruments that are issued at the date the grantor and grantee enter into an agreement for goods or services (and no specific performance is required by the grantee in order to retain those equity instruments). Such an asset shall not be displayed as contra-equity by the grantor of the equity instruments. The transferability (or lack thereof) of the equity instruments shall not affect the balance sheet display of the asset. This guidance is limited to transactions in which equity instruments are transferred to other than employees in exchange for goods or services.

Pursuant to Paragraphs 505-50-25-8 and 505-50-25-9, an entity may grant fully vested, non-forfeitable equity instruments that are exercisable by the grantee only after a specified period of time if the terms of the agreement provide for earlier exercisability if the grantee achieves specified performance conditions. Any measured cost of the transaction shall be recognized in the same period(s) and in the same manner as if the entity had paid cash for the goods or services or used cash rebates as a sales discount instead of paying with, or using, the equity instruments. A recognized asset, expense, or sales discount shall not be reversed if a stock option that the counterparty has the right to exercise expires unexercised.

Pursuant to ASC Paragraphs 505-50-30-2 and 505-50-30-11 share-based payment transactions with nonemployees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The issuer shall measure the fair value of the equity instruments in these transactions using the stock price and other measurement assumptions as of the earlier of the following dates, referred to as the measurement date: (a) The date at which a commitment for performance by the counterparty to earn the equity instruments is reached (a performance commitment); or (b) The date at which the counterparty's performance is complete. If the Company's common shares are traded in one of the national exchanges the grant-date share price of the Company's common stock will be used to measure the fair value of the common shares issued, however, if the Company's common shares are thinly traded the use of share prices established in the Company's most recent private placement memorandum ("PPM"), or weekly or monthly price observations would generally be more appropriate than the use of daily price observations as such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

Pursuant to ASC Paragraph 718-10-55-21 if an observable market price is not available for a share option or similar instrument with the same or similar terms and conditions, an entity shall estimate the fair value of that instrument using a valuation technique or model that meets the requirements in paragraph 718-10-55-11 and takes into account, at a minimum, all of the following factors:

     a.   The exercise price of the option.

     b. The expected term of the option, taking into account both the contractual term of the option and the effects of employees' expected exercise and post-vesting employment termination behavior: Pursuant to Paragraph 718-10-50-2(f)(2)(i) of the FASB Accounting Standards Codification the expected term of share options and similar instruments represents the period of time the options and similar instruments are expected to be outstanding taking into consideration of the contractual term of the instruments and holder's expected exercise behavior into the fair value (or calculated value) of the instruments. The Company uses historical data to estimate holder's expected exercise behavior. If the Company is a newly formed corporation or shares of the Company are thinly traded the contractual term of the share options and similar instruments is used as the expected term of share options and similar instruments as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term.

     c.   The current price of the underlying share.

     d. The expected volatility of the price of the underlying share for the expected term of the option. Pursuant to ASC Paragraph 718-10-55-25 a newly publicly traded entity might base expectations about future volatility on the average volatilities of similar entities for an appropriate period following their going public. A nonpublic entity might base its expected volatility on the average volatilities of otherwise similar public entities. For purposes of identifying otherwise similar entities, an entity would likely consider characteristics such as industry, stage of life cycle, size, and financial leverage. Because of the effects of diversification that are present in an industry sector index, the volatility of an index should not be substituted for the average of volatilities of otherwise similar entities in a fair value measurement. Pursuant to paragraph 718-10-S99-1 if shares of a company are thinly traded the use of weekly or monthly price observations would generally be more appropriate than the use of daily price observations as the volatility calculation using daily observations for such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market. The Company uses the average historical volatility of the comparable companies over the expected term of the share options or similar instruments as its expected volatility.

     e. The expected dividends on the underlying share for the expected term of the option. The expected dividend yield is based on the Company's current dividend yield as the best estimate of projected dividend yield for periods within the expected term of the share options and similar instruments.

     f. The risk-free interest rate(s) for the expected term of the option. Pursuant to ASC 718-10-55-28 a U.S. entity issuing an option on its own shares must use as the risk-free interest rates the implied yields currently available from the U.S. Treasury zero-coupon yield curve over the contractual term of the option if the entity is using a lattice model incorporating the option's contractual term. If the entity is using a closed-form model, the risk-free interest rate is the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term used as the assumption in the model.

Pursuant  to ASC  paragraph  505-50-S99-1,  if the  Company  receives a right to receive future services in exchange for unvested, forfeitable equity instruments, those equity instruments are treated as unissued for accounting purposes until the future services are received (that is, the instruments are not considered issued until they vest). Consequently, there would be no recognition at the measurement date and no entry should be recorded.

Deferred Tax Assets and Income Tax Provision

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income and Comprehensive Income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification ("Section 740-10-25") with regards to uncertainty income taxes.
Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying consolidated balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its consolidated balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management's opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Tax years that remain subject to examination by major tax jurisdictions

The Company discloses tax years that remain subject to examination by major tax jurisdictions pursuant to the ASC Paragraph 740-10-50-15.

Limitation on Utilization of NOLs due to Change in Control

Pursuant to the Internal Revenue Code Section 382 ("Section 382"), certain ownership changes may subject the NOL's to annual limitations which could reduce or defer the NOL. Section 382 imposes limitations on a corporation's ability to utilize NOLs if it experiences an "ownership change." In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. In the event of an ownership change, utilization of the NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of its stock at the time of the ownership change by the applicable long-term tax-exempt rate. Any unused annual limitation may be carried over to later years. The imposition of this limitation on its ability to use the NOLs to offset future taxable income could cause the Company to pay U.S. federal income taxes earlier than if such limitation were not in effect and could cause such NOLs to expire unused, reducing or eliminating the benefit of such NOLs.

Earnings per Share

Earnings per share ("EPS") is the amount of earnings attributable to each share of common stock. For convenience, the term is used to refer to either earnings or loss per share. EPS is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Pursuant to ASC Paragraphs 260-10-45-10 through 260-10-45-16 Basic EPS shall be computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Income available to common stockholders shall be computed by deducting both the dividends declared in the period on preferred stock (whether or not paid) and the dividends accumulated for the period on cumulative preferred stock (whether or not earned) from income from continuing operations (if that amount appears in the income statement) and also from net income. The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

Pursuant to ASC Paragraphs 260-10-45-45-21 through 260-10-45-45-23 Diluted EPS shall be based on the most advantageous conversion rate or exercise price from the standpoint of the security holder. The dilutive effect of outstanding call options and warrants (and their equivalents) issued by the reporting entity shall be reflected in diluted EPS by application of the treasury stock method unless the provisions of paragraphs 260-10-45-35 through 45-36 and 260-10-55-8 through 55-11 require that another method be applied. Equivalents of options and warrants include non-vested stock granted to employees, stock purchase contracts, and partially paid stock subscriptions (see paragraph 260-10-55-23). Anti-dilutive contracts, such as purchased put options and purchased call options, shall be excluded from diluted EPS. Under the treasury stock method: a. Exercise of options and warrants shall be assumed at the beginning of the period (or at time of issuance, if later) and common shares shall be assumed to be issued. b. The proceeds from exercise shall be assumed to be used to purchase common stock at the average market price during the period. (See paragraphs 260-10-45-29 and 260-10-55-4 through 55-5.) c. The incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) shall be included in the denominator of the diluted EPS computation.

The total amount of potentially outstanding dilutive common shares from the conversion of the convertible notes plus accrued interest converted would be 3,962,308 and 0 for the reporting period ended October 31, 2014 and 2013, respectively.

Cash Flows Reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method ("Indirect method") as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments. The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

Subsequent Events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued. Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

Recently Issued Accounting Pronouncements

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities (Topic
915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation.

The amendments in this Update remove the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage.

The amendments also clarify that the guidance in Topic 275, Risks and Uncertainties, is applicable to entities that have not commenced planned principal operations.

Finally, the amendments remove paragraph 810-10-15-16. Paragraph 810-10-15-16 states that a development stage entity does not meet the condition in paragraph 810-10-15-14(a) to be a variable interest entity if (1) the entity can demonstrate that the equity invested in the legal entity is sufficient to permit it to finance the activities that it is currently engaged in and (2) the entity's governing documents and contractual arrangements allow additional equity investments.

The amendments in this Update also eliminate an exception provided to development stage entities in Topic 810, Consolidation, for determining whether an entity is a variable interest entity on the basis of the amount of investment equity that is at risk. The amendments to eliminate that exception simplify U.S. GAAP by reducing avoidable complexity in existing accounting literature and improve the relevance of information provided to financial statement users by requiring the application of the same consolidation guidance by all reporting entities. The elimination of the exception may change the consolidation analysis, consolidation decision, and disclosure requirements for a reporting entity that has an interest in an entity in the development stage.

The amendments related to the elimination of inception-to-date information and the other remaining disclosure requirements of Topic 915 should be applied retrospectively except for the clarification to Topic 275, which shall be applied prospectively. For public business entities, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein.

Early application of each of the amendments is permitted for any annual reporting period or interim period for which the entity's financial statements have not yet been issued (public business entities) or made available for issuance (other entities). Upon adoption, entities will no longer present or disclose any information required by Topic 915.

In August 2014, the FASB issued the FASB Accounting Standards Update No. 2014-15 "PRESENTATION OF FINANCIAL STATEMENTS--GOING CONCERN (SUBTOPIC 205-40):
DISCLOSURE OF UNCERTAINTIES ABOUT AN ENTITY'S ABILITY TO CONTINUE AS A GOING CONCERN ("ASU 2014-15").

In connection with preparing financial statements for each annual and interim reporting period, an entity's management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity's ability to continue as a going concern within one year after the date that the FINANCIAL STATEMENTS ARE ISSUED (or within one year after the date that the FINANCIAL STATEMENTS ARE AVAILABLE TO BE ISSUED when applicable). Management's evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the FINANCIAL STATEMENTS ARE ISSUED (or at the date that the FINANCIAL STATEMENTS ARE AVAILABLE TO BE ISSUED when applicable). Substantial doubt about an entity's ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued (or available to be issued). The term PROBABLE is used consistently with its use in Topic 450, Contingencies.

When management identifies conditions or events that raise substantial doubt about an entity's ability to continue as a going concern, management should consider whether its plans that are intended to mitigate those relevant conditions or events will alleviate the substantial doubt. The mitigating effect of management's plans should be considered only to the extent that (1) it is probable that the plans will be effectively implemented and, if so, (2) it is probable that the plans will mitigate the conditions or events that raise substantial doubt about the entity's ability to continue as a going concern.

If conditions or events raise substantial doubt about an entity's ability to continue as a going concern, but the substantial doubt is alleviated as a result of consideration of management's plans, the entity should disclose information that enables users of the financial statements to understand all of the following (or refer to similar information disclosed elsewhere in the footnotes):

     a. Principal conditions or events that raised substantial doubt about the entity's ability to continue as a going concern (before consideration of management's plans)
     b. Management's evaluation of the significance of those conditions or events in relation to the entity's ability to meet its obligations
     c. Management's plans that alleviated substantial doubt about the entity's ability to continue as a going concern.

If conditions or events raise substantial doubt about an entity's ability to continue as a going concern, and substantial doubt is not alleviated after consideration of management's plans, an entity should include a statement in the footnotes indicating that there is SUBSTANTIAL DOUBT ABOUT THE ENTITY'S ABILITY TO CONTINUE AS A GOING CONCERN within one year after the date that the financial statements are issued (or available to be issued). Additionally, the entity should disclose information that enables users of the financial statements to understand all of the following:

     a. Principal conditions or events that raise substantial doubt about the entity's ability to continue as a going concern
     b. Management's evaluation of the significance of those conditions or events in relation to the entity's ability to meet its obligations
     c. Management's plans that are intended to mitigate the conditions or events that raise substantial doubt about the entity's ability to continue as a going concern.

The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying consolidated financial statements.

Note 3 - Going Concern

The Company has elected to adopt early application of Accounting Standards Update No. 2014-15, "PRESENTATION OF FINANCIAL STATEMENTS--GOING CONCERN (SUBTOPIC 205-40): DISCLOSURE OF UNCERTAINTIES ABOUT AN ENTITY'S ABILITY TO CONTINUE AS A GOING CONCERN ("ASU 2014-15").

The Company's financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the financial statements, the Company had an accumulated deficit at October 31, 2014, a net loss and net cash used in operating activities for the reporting period then ended. These factors raise substantial doubt about the Company's ability to continue as a going concern.

The Company is attempting to commence exploration and generate sufficient revenue; however, the Company's cash position may not be sufficient to support its daily operations. While the Company believes in the viability of its strategy to commence operations and generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon its ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering.

The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 - Mineral Properties

Cherry Creek Claim

Effective January 31, 2013, Tungsten signed an Option Agreement with Viscount Nevada Holdings Ltd. ("Viscount") to acquire an undivided 100% right, title and interest in and to all Tungsten located in certain mining claims ("Cherry Creek claim") in the State of Nevada. The Option shall be in good standing and exercisable by Tungsten by paying the following amounts: (i) $150,000 to Viscount on or before April 15, 2013; (ii) $100,000 to Viscount on or before February 15, 2014; (iii) $50,000 to Viscount on or before February 15, 2015; and
(iv) paying all such property tax payments as may be required to maintain the mineral claims in good standing.

In addition, Tungsten shall use commercially reasonable efforts to incur the following annual work commitments as currently recommended and agreed to by the parties: (i) exploration expenditures on the property of $250,000 on or before the first anniversary of the execution of this Agreement; (ii) exploration expenditures on the property of $250,000 on or before the second anniversary of the execution of this Agreement; and (iii) exploration expenditures on the property of $1,000,000 on or before the third anniversary of the execution of the Agreement.

On April 11, 2013, the Company made the first payment of $150,000.

On February 11, 2014, the Company and Viscount signed an amendment to the Option Agreement keeping the Option in good standing if $100,000 is paid to Viscount and $250,000 of exploration expenditures is made on or before June 15, 2014. Viscount was compensated for agreeing to this amendment with the issuance of 250,000 restricted shares of common stock, valued at $18,025, the fair market value of the common stock on the date of issuance, which was recorded as other (income) expense - cost of extension.

On June 12, 2014, the Company and Viscount signed an amendment to the Cherry Creek property Option Agreement keeping the Option in good standing if $100,000 is paid to Viscount and $250,000 of exploration expenditures is made on or before September 15, 2014.

Transfer of Cherry Creek Claims and Termination of the Option Agreement

On August 19, 2014, the Company and Viscount signed an Option Termination and Mining Claim Transfer Agreement to transfer its claims on the Cherry Creek property to Viscount and terminate the Option Agreement dated January 13, 2013. The Company was released from all of its obligations under the Option Agreement and received $5,000 in total consideration for transferring the claims, with the Option Agreement having no further force and effect.

Management decided to impair the value of the claim to its net realizable value of $5,000.

Idaho Claim

On April 19, 2013, the Company entered into a purchase agreement (the "Agreement") with Monfort Ventures Ltd. ("Monfort"), pursuant to which the Company acquired title to certain unpatented pacer mining claims located in Custer County, Idaho (the "Property") upon issuance by the Company of 3,000,000 shares of its common stock to Monfort (the "Shares") valued at $0.25 per share, the most recent PPM price, or $750,000.

Subsequent to the purchase of the Idaho claim, management impaired the acquired unpatented pacer mining claims by $750,000. This impairment was a consequence of the assets being exploratory in nature and not being supported by any ore reserves. It is not possible to evaluate and establish the real value of the mineral properties until additional work is completed and that may take several years. With that being stated, the Company's position is that these acquired mineral assets, which consist of ownership of unpatented mining claims, cannot be truly assessed at this time. The Company assumes that these assets have been impaired and the exchange price based on $0.25 per share is not supportable as the possible value of these assets in the future. The Company impaired the stock value exchange of $750,000 as of year ended January 31, 2014.

Summary of Mineral Properties

Mineral properties consisted of the following:

                                      October 31, 2014         January 31, 2014
                                      ----------------         ----------------
Cherry Creek Claim                       $  174,013               $  174,013
Idaho Claim                                 750,000                  750,000
Less impairment                            (924,013)                (750,000)
                                         ----------               ----------
Total                                    $       --               $  174,013
                                         ==========               ==========

Note 5 - Convertible Notes Payable

On January 2, 2014 (the "Closing Date"), Tungsten Corp., a Nevada corporation (the "Company"), entered into a 12% note purchase agreement dated as of the Closing Date (the "Purchase Agreement") with Hanover Holdings I, LLC, a New York limited liability company ("Hanover"), maturing on September 2, 2014. Hanover has the option to convert the outstanding notes and interest due into the Company's common shares at $0.0325 per share at any time prior to September 2, 2014. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Hanover shall purchase from the Company on the Closing Date a senior convertible note with an initial principal amount of $127,500 (the "Convertible Note") for $85,000 in cash (a 33.33% original issue discount). Pursuant to the Purchase Agreement, on the Closing Date, the Company issued the Convertible Note to Hanover.

Amending Agreement to Senior Convertible Note

On August 20, 2014, Tungsten Corp., a Nevada corporation (the "Company"), entered into an amending agreement (the "Amendment") with Magna Equities II, LLC (formerly known as Hanover Holdings I, LLC), a New York limited liability company ("Magna"). The Amendment provides that, the senior convertible note (the "Note") dated January 2nd, 2014 in the principal amount of $127,500, be amended as follows in regards to Section 3.b.ii:

     a. "New Conversion Price" means, as of any Conversion Date or other date of determination, the lesser price of i) a 35% discount from the lowest Trading Price for the three (3) trading days prior to the day that the Holder requests conversion or ii) "Conversion Price" as stated in the Note.

     b. All terms, conditions and rights afforded pursuant to the conditions of the Note shall remain in full force and effect.

Previously, the Note was convertible into shares of common stock, par value $0.0001 per share (the "Common Stock"), at a fixed conversion price of $0.0325. In connection with the Amendment the Company and Magna agreed to terminate the equity enhancement program reflected in the Common Stock Purchase Agreement described below and to terminate the Company's Registration Statement on Form S-1 registering for resale the shares of Common Stock into which the Note could be converted or the shares of Common Stock issuable to Magna under the Common Stock Purchase Agreement. This action was taken by mutual agreement of the parties in view of the fact that with the decline in the Company's share price the equity enhancement program was not a viable method for financing the Company.

Securities Purchase Agreement and Convertible Notes

On August 20, 2014 (the "Closing Date"), the Company entered into a securities purchase agreement dated as of the Closing Date (the "Purchase Agreement") with Magna. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Magna shall purchase from the Company on the Closing Date a senior convertible note with a principal amount of $51,500 (the "Convertible Note") for a purchase price of $51,500. Pursuant to the Purchase Agreement, on the Closing Date, the Company issued the Convertible Note to Magna.

The Convertible Note matures on August 20, 2015 and accrues interest at the rate of 12% per annum. The Convertible Note is convertible at any time, in whole or in part, at Magna's option into shares of the Company's Common Stock at a variable conversion price equal to a 35% discount from the lowest trading price in the three (3) trading days prior to the day that Magna requests conversion. At no time will Magna be entitled to convert any portion of the Convertible Note to the extent that after such conversion, Magna (together with its affiliates) would beneficially own more than 9.99% of the outstanding shares of Common Stock as of such date. The Convertible Note includes "full ratchet" and standard anti-dilution protection.

The Convertible Note includes customary event of default provisions, and provides for a default interest rate of 22%. The Company has the right at any time to redeem all, but not less than all, of the total outstanding amount then remaining under the Convertible Note in cash at a price equal to 150% of the total amount of the Convertible Note then outstanding.

The Purchase Agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties. The Company also agreed to pay up to $1,500 of reasonable attorneys' fees and expenses incurred by Magna in connection with the transaction. The Purchase Agreement also provides for indemnification of Magna and its affiliates in the event that Magna incurs losses, liabilities, obligations, claims, contingencies, damages, costs and expenses related to a breach by the Company of any of its representations, warranties or covenants under the Purchase Agreement.

On August 29, 2014 (the "Closing Date"), the Company entered into a securities purchase agreement dated as of the Closing Date (the "Purchase Agreement") with Magna. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Magna shall purchase from the Company on the Closing Date a senior convertible note with a principal amount of $9,250 (the "Convertible Note") for a purchase price of $9,250. Pursuant to the Purchase Agreement, on the Closing Date, the Company issued the Convertible Note to Magna.

The Convertible Note matures on August 29, 2015 and accrues interest at the rate of 12% per annum. The Convertible Note is convertible at any time, in whole or in part, at Magna's option into shares of the Company's Common Stock at a variable conversion price equal to a 35% discount from the lowest trading price in the three (3) trading days prior to the day that Magna requests conversion. At no time will Magna be entitled to convert any portion of the Convertible Note to the extent that after such conversion, Magna (together with its affiliates) would beneficially own more than 9.99% of the outstanding shares of Common Stock as of such date. The Convertible Note includes "full ratchet" and standard anti-dilution protection.

The Convertible Note includes customary event of default provisions, and provides for a default interest rate of 22%. The Company has the right at any time to redeem all, but not less than all, of the total outstanding amount then remaining under the Convertible Note in cash at a price equal to 150% of the total amount of the Convertible Note then outstanding.

The Purchase Agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties. The Purchase Agreement also provides for indemnification of Magna and its affiliates in the event that Magna incurs losses, liabilities, obligations, claims, contingencies, damages, costs and expenses related to a breach by the Company of any of its representations, warranties or covenants under the Purchase Agreement.

Termination of Common Stock Purchase Agreement

The Common Stock Purchase Agreement dated as of February 18, 2014 (the "Common Stock Purchase Agreement") between the Company and Magna was formerly terminated by letter of notice (the "Letter"), pursuant to Sections 8.1 and 8.3 of the Agreement, by providing Magna with written notice of Tungsten`s election to terminate the Agreement, effective as of August 20, 2014 (the "Termination Date"). The respective parties agreed to terminate the Agreement and that all terms and conditions of the Agreement shall be deemed fully satisfied and neither party shall have any further obligations to the counter party, with the exception of the Registration Rights Agreement dated February 18, 2014 between the Company and Magna which was not terminated, principally due to continuing indemnification, payment of expenses, and the like. The Company has satisfied all registration obligations under the foregoing agreement.

The Company did not incur any penalties in connection with the termination of the Common Stock Purchase Agreement.

New Financing

On September 8, 2014 (the "Closing Date"), the Company entered into an 8% note purchase agreement dated as of the Closing Date (the "Purchase Agreement") with KBM Worldwide, Inc., a New York corporation ("KBM"), maturing on September 10, 2015. KBM has the option to convert the outstanding notes and interest due into the Company's common shares at a variable conversion price equal to a 30% discount from the average of the three lowest trading prices in the ten (10) trading days prior to the day that KBM requests conversion. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, KBM shall purchase from the Company on the Closing Date a senior convertible note with an initial principal amount of $58,000 (the "Convertible Note") for $53,000 in cash (an 8.62% original issue discount). Pursuant to the Purchase Agreement, on the Closing Date, the Company issued the Convertible Note to KBM.

On September 9, 2014 LG Capital Funding, LLC, a New York limited liability company ("LG Capital"), purchased a portion of the Magna note in an amount equal to $30,000 of face value and Magna assigned that portion of the note.

On September 9, 2014 (the "Closing Date"), the Company amended and restated that portion of the note assumed by LG Capital and entered into an 8% note purchase agreement dated as of the Closing Date (the "Purchase Agreement") with LG Capital, maturing on September 9, 2015. LG Capital has the option to convert the outstanding notes and interest due into the Company's common shares at a variable conversion price equal to a 35% discount from the lowest trading price in the ten (10) trading days prior to the day that LG Capital requests conversion. Pursuant to the Purchase Agreement, on the Closing Date, the Company issued the Convertible Note to LG Capital.

On September 10, 2014 (the "Closing Date"), the Company entered into an 8% note purchase agreement dated as of the Closing Date (the "Purchase Agreement") with LG Capital, maturing on September 10, 2015. LG Capital has the option to convert the outstanding notes and interest due into the Company's common shares at a variable conversion price equal to a 35% discount from the lowest trading price in the ten (10) trading days prior to the day that LG Capital requests conversion. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, LG Capital shall purchase from the Company on the Closing Date a senior convertible note with an initial principal amount of $34,650 (the "Convertible Note") for $33,000 in cash (an 4.76% original issue discount). Pursuant to the Purchase Agreement, on the Closing Date, the Company issued the Convertible Note to LG Capital.

Derivative Analysis

Because the conversion features included in the convertible notes payable have full reset adjustments tied to future issuances of equity securities by the Company, they are subject to derivative liability treatment under Section 815-40-15 of the FASB Accounting Standard Codification ("Section 815-40-15").

The Company estimated the fair value of the conversion feature of each note on the date of grant using the Black-Scholes Option Pricing Model with the following weighted-average assumptions:

                                   Jan 2, 2014    Aug 20, 2014   Aug 29, 2014    Sep 8, 2014    Sep 9, 2014   Sep 10, 2014
                                   -----------    ------------   ------------    -----------    -----------   ------------
Expected life (year)                    0.67           1.00            1.00          1.01           1.00           1.00
Expected volatility (%)               190.12         194.17          197.66        199.47         200.12         200.08
Expected annual rate of quarterly
 dividends (%)                          0.00           0.00            0.00          0.00           0.00           0.00
Risk-free rate (%)                      0.11           0.12            0.07          0.10           0.10           0.10

(a) Fair Value of Conversion Features

Financial assets and liabilities measured at fair value on a recurring basis are summarized below and disclosed on the balance sheet at October 31, 2014:

                                                       Fair Value Measurement Using
                                    Carrying Value      Level 1       Level 2       Level 3       Total
                                    --------------      -------       -------       -------       -----
Derivative conversion features         $315,049         $    --       $    --       $315,049     $315,049

Financial assets and liabilities measured at fair value on a recurring basis are summarized below and disclosed on the balance sheet at January 31, 2014:

                                                       Fair Value Measurement Using
                                    Carrying Value      Level 1       Level 2       Level 3       Total
                                    --------------      -------       -------       -------       -----
Derivative conversion features         $214,050         $    --       $    --       $214,050     $214,050

The table below provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the nine months ended October 31, 2014:

                                                          Fair Value Measurement Using Level 3 Inputs
                                                                Derivative
                                                                Liabilities            Total
                                                                -----------          ----------
Balance, January 31, 2014                                        $ 214,050           $ 214,050
Purchases, issuances and settlements                               180,186             180,186
Total (gains) or losses (realized/unrealized) included
 in consolidated statements of operations                          (11,568)            (11,568)
Transfers in and/or out of Level 3                                 (67,619)            (67,619)
                                                                 ---------           ---------
Balance, July 31, 2014                                           $ 315,049           $ 315,049
                                                                 =========           =========

Note 6 - Related Party Transactions

Free Office Space

The Company has been provided office space by its Chief Executive Officer at no cost. The management determined that such cost is nominal and did not recognize the rent expense in its financial statements.

Advances from Stockholder

From time to time, stockholders of the Company advance funds to the Company for working capital purpose. Those advances are unsecured, non-interest bearing and due on demand.

Note 7 - Stockholders' Deficit

Shares Authorized

Upon formation the total number of shares of common stock which the Company is authorized to issue is Fifty Million (50,000,000) shares, par value $0.001 per share.

On March 9, 2012 the Board of Directors and the consenting stockholders adopted and approved a resolution to effectuate an amendment to the Company's Articles of Incorporation to (i) increase the number of shares of authorized common stock from 50,000,000 to 300,000,000; (ii) create 25,000,000 shares of "blank check"
preferred stock with a par value of $0.0001 per share and (iii) decrease the par value of common stock from $0.001 per share to $0.0001 per share.

Common stock

Shares Issued for Cash

On April 8, 2013, concurrent with the closing of the reverse merger, the Company closed a private placement of 2,000,000 shares at $0.25 per share for an aggregate of $500,000 in subscription receivable, $250,000 of which was received upon closing of the private placement while the remaining $250,000 was received on May 24, 2013 and May 28, 2013.

Immediately after the reverse merger and the private placement the Company had 71,000,000 issued and outstanding common shares.

The Company has entered into lock up agreements with each of Messrs. Martin and Oliver in regards to the aggregate of 3,000,000 shares of the common stock that each hold (the "Lock Up Agreements"). Pursuant to the terms of the Lock Up Agreements, in regards to their respective 3,000,000 shares of common stock, 1,000,000 shares have been released concurrent with the closing of the Transaction, and 1,000,000 shares shall be released on each anniversary thereafter.

On April 19, 2013, the Company cancelled 6,000,000 shares, in the aggregate, of the Company's common stock that was held by two former shareholders.

On February 18, 2014 (the "Closing Date"), Tungsten Corp., a Nevada corporation (the "Company"), entered into a common stock purchase agreement dated as of the Closing Date (the "Purchase Agreement") with Hanover Holdings I, LLC, a New York limited liability company (the "Investor"). The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, the Investor is committed to purchase up to $3,000,000 (the "Total Commitment") worth of the Company's common stock, $0.0001 par value (the "Shares"), over the 24-month term of the Purchase Agreement.

In accordance with the Purchase Agreement, the Company issued 2,065,177 shares of its restricted common stock representing the initial commitment shares, valued at $150,000, and 934,823 shares of its restricted common stock representing the additional commitment shares, valued at $46,741, both values representing the fair value of the common stock on the dates of issuance, which were recorded as cost for financing.

On April 7, 2014, the Company entered into Amendment No.1 (the "Amendment) to the Registration Rights Agreement (the "Rights Agreement"), dated February 18, 2014, between the Company and Hanover Holdings I, LLC, a New York limited liability company. Pursuant to the terms of the Amendment, the Company is required to file a registration statement with the Securities and Exchange Commission covering the resale of 21,388,254 shares of common stock, including 2,065,177 shares as initial commitment shares, 3,750,000 shares as additional commitment shares, and 9,600,000 shares to cover the total commitment under the Rights Agreement.

Shares Issued for Conversions of Notes Payable

On August 27, 2014 Magna Equities II, LLC converted $15,000 of the principal amount of the senior convertible note dated January 2nd, 2014 in the principal amount of $127,500 (the "Note"), into 1,775,148 Shares of Common Stock of the Company, according to the conditions of the Note.

On September 12, 2014, Magna Equities II, LLC converted $10,000 of the principal amount of the senior convertible note dated January 2nd, 2014 in the principal amount of $127,500 (the "Note"), into 3,752,345 Shares of Common Stock of the Company, according to the conditions of the Note.

On October 27, 2014, Magna Equities II, LLC converted $4,450 of the principal amount of the senior convertible note dated January 2nd, 2014 in the principal amount of $127,500 (the "Note"), into 3,803,419 Shares of Common Stock of the Company, according to the conditions of the Note.

On October 27, 2014, LG Capital Funding, LLC converted $4,600 of the principal amount and $35.29 of the interest amount of the senior convertible note dated September 9th, 2014 in the principal amount of $30,000 (the "Note"), into 3,961,786 Shares of Common Stock of the Company, according to the conditions of the Note.

Shares Issued for Obtaining Employee Services

Shares Awarded for Directors' Services to Joseph P. Galda

On May 13, 2013, the Company entered into a Restricted Stock Award Agreement (the "Agreement") with Joseph P. Galda, pursuant to which Mr. Galda was granted 750,000 shares of restricted common stock of the Company (the "Restricted

Shares") in consideration for services to be rendered to the Company by Mr. Galda as a director of the Company. The Restricted Shares will vest over a three
(3) year period at the rate of 62,500 shares of common stock per quarter, with the first portion of the Restricted Shares vesting on June 30, 2013 and all the Restricted Shares vesting by March 31, 2016. Under the Agreement, all unvested Restricted Shares shall vest upon a "change in control," as defined in the Agreement. According to the Agreement, the vesting of the Restricted Shares is subject to Mr. Galda's continuous service to the Company as a director. In the event that the Board of Directors of the Company determines that Mr. Galda has committed certain acts of misconduct, Mr. Galda will not be entitled to the Restricted Shares. Mr. Galda also made certain representations to the Company in connection with the restricted stock award, including representations relating to this ability to bear economic risk, the sufficiency of information received, his level of sophistication in financial and business matters, and his purpose for acquiring the Restricted Shares. These shares were valued at $0.81 per share, the close price on the date of grant, or $607,500 and were amortized over the vesting period, or $50,625 per quarter which was included in Officer/Directors' compensation. For the fiscal year ended January 31, 2014 the Company recognized $151,875 in equity based compensation under this Agreement. For the six months ended October 31, 2014 the Company recognized $101,250 in equity based compensation under this Agreement.

On January 31, 2014 the Restricted Stock Award Agreement with Joseph P. Galda was amended and restated with the effect that the first vesting of the Restricted Shares in the amount of 250,000 shares will take place on April 30, 2014. All other provisions of the Agreement remain unchanged and in force.

Shares Awarded for Directors' Services to David Bikerman

On January 31, 2013, the Company entered into a Restricted Stock Award Agreement (the "Agreement") with David Bikerman, pursuant to which Mr. Bikerman was granted 750,000 shares of restricted common stock of the Company (the "Restricted Shares") in consideration for services to be rendered to the Company by Mr. Bikerman as a director of the Company. The Restricted Shares will vest over a three (3) year period at the rate of 62,500 shares of common stock per quarter, with the first 187,500 of the Restricted Shares vesting on April 30, 2014 and all the Restricted Shares vesting by June 30, 2016. Under the Agreement, all unvested Restricted Shares shall vest upon a "change in control," as defined in the Agreement. According to the Agreement, the vesting of the Restricted Shares is subject to Mr. Bikerman's continuous service to the Company as a director. In the event that the Board of Directors of the Company determines that Mr. Bikerman has committed certain acts of misconduct, Mr. Bikerman will not be entitled to the Restricted Shares. Mr. Bikerman also made certain representations to the Company in connection with the restricted stock award, including representations relating to this ability to bear economic risk, the sufficiency of information received, his level of sophistication in financial and business matters, and his purpose for acquiring the Restricted Shares. These shares were valued at $0.075 per share, the close price on the date of grant, or $56,250 and will be amortized over the vesting period, or $4,687.50 per quarter which will be included in officer/directors' compensation. For the nine months ended October 31, 2014 the Company recognized $9,375 in equity based compensation under this Agreement.

Equity Instruments Issued to Parties Other Than Employees for Acquiring Goods or Services

On January 17, 2014 the Company entered into an Agreement with Carmel Advisors LLC to provide public relations, communications, advisory and consulting services for a period of twelve (12) months, and be compensated for those services rendered by the issuance of 2,000,000 restricted 144 shares of the Company's common stock, and that when issued in accordance with the Agreement, such shares are earned ratably over the term of the agreement and the unearned shares are forfeitable in the event of non-performance by Carmel Advisor or terminated by the Company. As of October 31, 2014 the 2,000,000 shares were issued in satisfaction of the terms of the Agreement. These shares were valued at $0.09 per share, the close price on the date of grant, or $180,000, and will be amortized over the twelve (12) month period, or $15,000 per month which will be included in general and administration: advertising and promotion expenses. For the three months ended October 31, 2014 the Company recognized $45,000 in Advertising and Promotion expenses under this Agreement. For the nine months ended October 31, 2014 the Company recognized $90,000 in Advertising and Promotion expenses under this Agreement.

On January 31, 2014 the Company entered into a letter agreement (the "Letter Agreement") with Crescendo Communications, LLC ("Crescendo") whereby Crescendo has agreed to accept shares of common stock of the Company as partial payment of fees owed, and that when issued pursuant to the Letter Agreement, such shares shall be fully paid and non-assessable by the Company. For the three months ended April 30, 2014, in satisfaction of the payment of $5,250 for fees owed, 81,636 restricted shares were issued whose total fair value equaled the amount owed. For the three months ended October 31, 2014, in satisfaction of the payment of $5,250 for fees owed, 296,808 restricted shares were issued whose total fair value equaled the amount paid.

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
Note 8 - Subsequent Events

The Company has evaluated all events that occurred after the balance sheet date through the date when the financial statements were issued to determine if they must be reported. The Management of the Company determined that there were certain reportable subsequent events to be disclosed as follows:

On November 5, 2014 Magna Equities II, LLC converted $4,000 of the principal amount of the senior convertible note dated January 2nd, 2014 in the principal amount of $127,500 (the "Note"), into 3,619,910 Shares of Common Stock of the Company, according to the conditions of the Note.

On November 5, 2014 LG Capital Funding, LLC converted $2,000 of the principal amount and $19.29 of the interest amount of the senior convertible note dated September 9th, 2014 in the principal amount of $30,000 (the "Note"), into 1,941,625 Shares of Common Stock of the Company, according to the conditions of the Note.

On November 7, 2014 Magna Equities II, LLC converted $8,900 of the principal amount of the senior convertible note dated January 2nd, 2014 in the principal amount of $127,500 (the "Note"), into 8,557,693 Shares of Common Stock of the Company, according to the conditions of the Note.

On November 10, 2014 LG Capital Funding, LLC converted $2,000 of the principal amount and $21.48 of the interest amount of the senior convertible note dated September 9th, 2014 in the principal amount of $30,000 (the "Note"), into 1,943,730 Shares of Common Stock of the Company, according to the conditions of the Note.

On November 13, 2014 Magna Equities II, LLC converted $8,150 of the principal amount of the senior convertible note dated January 2nd, 2014 in the principal amount of $127,500 (the "Note"), into 9,644,970 Shares of Common Stock of the Company, according to the conditions of the Note.

On November 14, 2014 LG Capital Funding, LLC converted $3,000 of the principal amount and $34.85 of the interest amount of the senior convertible note dated September 9th, 2014 in the principal amount of $30,000 (the "Note"), into 3,591,538 Shares of Common Stock of the Company, according to the conditions of the Note.

On November 19, 2014 Magna Equities II, LLC converted $9,860 of the principal amount of the senior convertible note dated January 2nd, 2014 in the principal amount of $127,500 (the "Note"), into 11,668,640 Shares of Common Stock of the Company, according to the conditions of the Note.

On November 19, 2014 LG Capital Funding, LLC converted $3,000 of the principal amount and $38.14 of the interest amount of the senior convertible note dated September 9th, 2014 in the principal amount of $30,000 (the "Note"), into 3,595,431 Shares of Common Stock of the Company, according to the conditions of the Note.

On November 20, 2014 LG Capital Funding, LLC converted $3,000 of the principal amount and $38.79 of the interest amount of the senior convertible note dated September 9th, 2014 in the principal amount of $30,000 (the "Note"), into 3,596,201 Shares of Common Stock of the Company, according to the conditions of the Note.

On November 24, 2014 LG Capital Funding, LLC converted $3,900 of the principal amount and $53.85 of the interest amount of the senior convertible note dated September 9th, 2014 in the principal amount of $30,000 (the "Note"), into 4,679,112 Shares of Common Stock of the Company, according to the conditions of the Note.

On November 26, 2014 Magna Equities II, LLC converted $11,000 of the principal amount of the senior convertible note dated January 2nd, 2014 in the principal amount of $127,500 (the "Note"), into 12,087,913 Shares of Common Stock of the Company, according to the conditions of the Note.

On December 3, 2014 Magna Equities II, LLC converted $7,140 of the principal amount of the senior convertible note dated January 2nd, 2014 in the principal amount of $127,500 (the "Note"), into 9,986,014 Shares of Common Stock of the Company, according to the conditions of the Note.

On December 5, 2014 LG Capital Funding, LLC converted $3,000 of the principal amount and $48.66 of the interest amount of the senior convertible note dated September 9th, 2014 in the principal amount of $30,000 (the "Note"), into 4,302,978 Shares of Common Stock of the Company, according to the conditions of the Note.

On December 9, 2014 Magna Equities II, LLC converted $7,475 of the principal amount of the senior convertible note dated January 2nd, 2014 in the principal amount of $127,500 (the "Note"), into 11,500,000 Shares of Common Stock of the Company, according to the conditions of the Note.

On December 15, 2014 LG Capital Funding, LLC converted $3,000 of the principal amount and $55.23 of the interest amount of the senior convertible note dated September 9th, 2014 in the principal amount of $30,000 (the "Note"), into 6,026,094 Shares of Common Stock of the Company, according to the conditions of the Note.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This following information specifies certain forward-looking statements of management of the company. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as "may," "shall," "could," "expect," "estimate," "anticipate," "predict," "probable," "possible," "should," "continue," or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. We cannot guaranty that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and, except as required by law, we assume no obligation to update any such forward-looking statements.

OVERVIEW

We were incorporated under the laws of the state of Nevada on June 5, 2008. On April 8, 2013, we entered into and closed a stock exchange agreement with Guy Martin and Nevada Tungsten Holdings Ltd. Pursuant to the terms of the stock exchange agreement, we acquired all of the issued and outstanding shares of Nevada Tungsten Holdings Ltd.'s common stock from Mr. Martin in exchange for the issuance by our company of 3,000,000 shares of our common stock to Guy Martin (the "Transaction"). As a result of the Transaction, Nevada Tungsten Holdings Ltd. became our wholly-owned subsidiary and we acquired an option to acquire a 100% interest in all tungsten on the Cherry Creek property. On August 19, 2014, we transferred the Cherry Creek property back to Viscount Nevada Holdings Ltd. ("Viscount"), and the option agreement with Viscount was terminated.

Nevada Tungsten Holdings Ltd. was incorporated in the state of Nevada on October 30, 2012, with the goal of investigating for promising tungsten opportunities in the United States.

Nevada Tungsten Holdings Ltd. acquired from Monfort Ventures Ltd. title to certain unpatented pacer mining claims located in Custer County, Idaho (the "Idaho Property") in consideration for the issuance of 3,000,000 shares of our common stock.

Notwithstanding the recent impairment on the Idaho Property, we are re-evaluating and exploring further development of this property. In addition to development opportunities in the state of Idaho, we are also evaluating alternative projects to advance our business plan.

We are focused on evaluating a large Tungsten reserve located in the Western United States in a cooperative effort with the owners of the property. We will be updating an economic analysis that was done some time ago to current prices and costs, in order to make a fair assessment of the potential for the project. This update will be a precursor to engaging in a full update of the previously completed economic and engineering studies, with the objective being to enter a joint venture for the extraction of the Tungsten deposits.

The following discussion of our financial condition and results of operations should be read in conjunction with our Financial Statements for the period ended October 31, 2014, together with notes thereto, which are included in this

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
report. Our subsidiary's results are being shown in the financial statements in accordance with the rules for a reverse acquisition.

RESULTS OF OPERATIONS

FOR THE THREE MONTHS ENDED OCTOBER 31, 2014 COMPARED TO 2013 REVENUES

We had no revenues for the three months ended October 31, 2014 or 2013.

COSTS OF EXPLORATION

For the three months ended October 31, 2014, our total costs of exploration were $6,575 (2013 - $52,814) which consisted of claims maintenance and filing fees. The decrease from 2013 resulted from our scaling back on claim staking and giving up the option on the Cherry Creek claims.

OPERATING EXPENSES

For the three months ended October 31, 2014, our total operating expenses were $146,856 (2013 - $106,417). For the three months ended October 31, 2014, our total operating expenses consisted of legal and professional fees of $10,079 (2013 - $11,595), officer/director compensation of $82,313 (including a $55,313 non-cash charge for deferred compensation due to the vesting of stock issued for director services) (2013 - $77,625 including a $50,625 non-cash charge for deferred compensation due to the vesting of stock issued for director services), general and administrative expenses of $54,464 (including a $45,000 non-cash charge for amortization of a pre-paid contract for public relations services and a $5,250 non-cash charge for investor relations services, both using stock issued as compensation ) (2013 - $17,197). We also expect that we will continue to incur significant legal and accounting expenses related to being a public company.

OTHER INCOME/EXPENSES

For the three months ended October 31, 2014, our total other expense was $302,199 (2013 - $Nil) and consisted of cost of financing expense of $41,922, interest expense of $54,857, derivative expense of $3,436, and a loss in the change of the fair value of derivative liabilities of $201,984.

NET LOSS

For the three months ended October 31, 2014, our net loss was $455,630 (2013 - $159,231). The increase in our net loss was primarily due to the loss in the fair value of derivative liabilities, the cost of financing, and interest during the three months ended October 31, 2014. We expect to continue to incur net losses for the foreseeable future.

FOR THE NINE MONTHS ENDED OCTOBER 31, 2014 COMPARED TO 2013 REVENUES

We had no revenues for the nine months ended October 31, 2014 or in 2013.

COSTS OF EXPLORATION

For the nine months ended October 31, 2014, our total costs of exploration were $6,575 (2013 - $73,565) which consisted of claims maintenance and filing fees. The decrease from 2013 resulted from our scaling back on claim staking and giving up the option on the Cherry Creek claims.

OPERATING EXPENSES

For the nine months ended October 31, 2014, our total operating expenses were $667,485 (2013 - $365,965). For the nine months ended October 31, 2014, our total operating expenses consisted of legal and professional fees of $69,899 (2013 - $99,085), officer/director compensation of $256,312 (including a $175,312 non-cash charge for deferred compensation due to the vesting of stock issued for director services) (2013 - $173,317 including a $101,250 non-cash charge for deferred compensation due to the vesting of stock issued for director services), general and administrative expenses of $172,261 (including a $135,000 non-cash charge for amortization of a pre-paid contract for public relations services and a $15,750 non-cash charge for investor relations services, both using stock issued as compensation ) (2013 - $93,563) and a loss on impairment of $169,013 (2013 - $0). We also expect that we will continue to incur significant legal and accounting expenses related to being a public company.

OTHER INCOME/EXPENSES

For the nine months ended October 31, 2014, our total other expenses were $406,605 (2013 - $Nil) and consisted of cost of financing expense of $238,663, interest expense of $158,049, cost of extension of $18,025, derivative expense of $3,436, and a gain in the change of the fair value of derivative liabilities of $11,568.

NET LOSS

For the nine months ended October 31, 2014, our net loss was $1,080,665 (2013 - $439,530). The increase in our net loss was primarily due to increases in non-cash charges for deferred compensation and amortization, and other expenses associated with financing costs during the nine months ended October 31, 2014. We expect to continue to incur net losses for the foreseeable future.

LIQUIDITY AND CAPITAL RESOURCES

As of October 31, 2014, we had cash of $42,695. Given our cash position as of October 31, 2014, management believes that our cash on hand and working capital are insufficient to meet our current anticipated cash requirements. We will need $250,000 in additional working capital in order to execute our business strategy over the next 12 months.

Our total current liabilities were $594,405 as of October 31, 2014, which was represented by accounts payable and accrued expenses of $82,703, convertible notes net of discounts of $96,702, derivative liability of $315,049, and advances from stockholders of $99,951.

Other than those liabilities discussed above, we had no other liabilities and no other long term commitments or contingencies as of October 31, 2014. We received $146,750 from financing activities.

In order to provide financing for our planned exploration activities, we entered into the note purchase agreement (the "Note Purchase Agreement") with Hanover Holdings I, LLC, a New York limited liability company ("Hanover") on January 2, 2014. The Note Purchase Agreement provides that, upon the terms and subject to the conditions set forth in the Note Purchase Agreement, Hanover will purchase from us the convertible note with an initial principal amount of $127,500 (the "Convertible Note") for a purchase price of $85,000, representing an approximately 33.33% original issue discount. We issued the Convertible Note to Hanover on January 2, 2014. On August 20, 2014, we amended the conversion price of the Convertible Note to the lesser of (i) a 35% discount from the lowest trading price for the three (3) trading days prior to the conversion, or (ii)
$0.0325 per share. During the 3 months ending October 31, 2014, Hanover converted $29,450 of the Convertible Note into 9,330,912 shares of our common stock.

As of December 15, 2014 the principle due on the Convertible Note had been reduced to $11,525 after the purchase of $30,000 of the face value and conversions totaling $56,525 into 67,065,140 shares of our common stock, subsequent to the end of reporting quarter.

On August 20, 2014, we entered into a securities purchase agreement with Magna Equities II, LLC ("Magna") pursuant to which Magna purchased from us a senior convertible note with a principal amount of $51,500 (the "Magna Note"). We issued the Magna Note to Magna on August 20, 2014 for a purchase price of $51,500.

On August 29, 2014, we entered into a securities purchase agreement with Magna pursuant to which Magna purchased from us a senior convertible note with a principal amount of $9,250 (the "Magna Note 2"). We issued the Magna Note 2 to Magna on August 29, 2014 for a purchase price of $9,250.

On September 8, 2014, we entered into an 8% note purchase agreement dated as of the same date (the "Purchase Agreement") with KBM Worldwide, Inc., a New York corporation ("KBM"). The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, KBM shall purchase from us a senior convertible note with an initial principal amount of $58,000 (the "KBM Note") for $53,000 in cash (an 8.62% original issue discount) and a maturity date of September 10, 2015. Pursuant to the Purchase Agreement, on September 8, 2014, we issued the KBM Note to KBM. KBM has the option to convert the KBM Note and interest due thereunder into shares of common stock at a variable conversion price equal to a 30% discount from the average of the three lowest trading prices in the ten (10) trading days prior to the day that KBM requests conversion.

On September 9, 2014 LG Capital Funding, LLC, a New York limited liability company ("LG Capital"), purchased a portion of the Magna Note in an amount equal to $30,000 of face value of the Magna Note and assumed that portion of the note. On September 9, 2014, we amended and restated that portion of the note assumed by LG Capital (the "Restated Note") and entered into an 8% note purchase agreement dated as of the same date (the "LG Purchase Agreement") with LG Capital. The Restated Note has a maturity date of September 9, 2015. LG Capital has the option to convert the Restated Note and interest due thereunder into shares of common stock at a variable conversion price equal to a 35% discount from the lowest trading price in the ten (10) trading days prior to the day that LG Capital requests conversion.

As of December 15, 2014 the principle due on the Restated Note had been reduced to $7,100 after conversions totaling $22,900 into 29,676,709 shares of our common stock, subsequent to the end of reporting quarter.

On September 10, 2014, we entered into an 8% note purchase agreement dated as of the same date (the "Second LG Purchase Agreement") with LG Capital. The Second LG Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, LG Capital shall purchase from us on September 10, 2014, a senior convertible note with an initial principal amount of $34,650 (the "LG Note") for $33,000 in cash (an 4.76% original issue discount) and a maturity date of September 10, 2015. Pursuant to the Second LG Purchase Agreement, on September 10, 2014, the Company issued the LG Note to LG Capital. LG Capital has the option to convert the LG Note and interest due thereunder into shares of common stock at a variable conversion price equal to a 35% discount from the lowest trading price in the ten (10) trading days prior to the day that LG Capital requests conversion.

As of December 15, 2014, we had issued notes in the aggregate principal amount of $275,900, and $108,875 of such notes has been converted to shares of common stock.

During the remainder of 2014 and 2015, we expect that the following will continue to impact our liquidity: (i) legal and accounting costs of being a public company; (ii) anticipated increases in overhead and the use of independent contractors for services to be provided to us; and (iii) exploration costs to support the development of our mineral property assets.

At present, our cash requirements for the next twelve months outweigh the funds available to maintain or develop our properties. In order to improve our liquidity, we intend to pursue additional equity and/or debt financing from private investors. We currently do not have any arrangements in place for the completion of any further private placement financings and there is no assurance that we will be successful in completing any further private placement financings. If we are unable to achieve the necessary additional financing, then we plan to reduce the amounts that we spend on our business activities and administrative expenses in order to be within the amount of capital resources that are available to us. If we pursue additional equity financing, the

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
additional shares we would have to issue could cause dilution to our then current shareholders and may have an adverse impact on our stock price. The potential dilutive effect of such a financing could deter potential future investors from investing in our Company.

We cannot be sure that our future working capital or cash flows will be sufficient to meet our debt obligations and commitments. Any insufficiency and failure by us to renegotiate such existing debt obligations and commitments would have a negative impact on our business and financial condition, and may result in legal claims by our creditors. Our ability to make scheduled payments on our debt as they become due will depend on our future performance and our ability to implement our business strategy successfully. Failure to pay our interest expense or make our principal payments would result in a default. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may be forced to sell or liquidate assets, obtain additional equity capital or refinance or restructure all or a portion of our outstanding debt on terms that may be less favorable to us. In the event that we are unable to do so, we may be left without sufficient liquidity and we may not be able to repay our debt and the lenders may be able to foreclose on our assets or force us into bankruptcy proceedings or involuntary receivership.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements.

CRITICAL ACCOUNTING POLICY AND ESTIMATES

Our Management's Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources. In addition, these accounting policies are described at relevant sections in this discussion and analysis and in the notes to the financial statements included in this Quarterly Report on Form 10-Q for the period ended October 31, 2014.

RECENT ACCOUNTING PRONOUNCEMENTS

In April 2014, the FASB issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. The amendments in this Update change the requirements for reporting discontinued operations in Subtopic 205-20.

Under the new guidance, a discontinued operation is defined as a disposal of a component or group of components that is disposed of or is classified as held for sale and "represents a strategic shift that has (or will have) a major effect on an entity's operations and financial results." The ASU states that a strategic shift could include a disposal of (i) a major geographical area of operations, (ii) a major line of business, (iii) a major equity method investment, or (iv) other major parts of an entity. Although "major" is not defined, the standard provides examples of when a disposal qualifies as a discontinued operation.

The ASU also requires additional disclosures about discontinued operations that will provide more information about the assets, liabilities, income and expenses of discontinued operations. In addition, the ASU requires disclosure of the pre-tax profit or loss attributable to a disposal of an individually significant component of an entity that does not qualify for discontinued operations presentation in the financial statements.

The ASU is effective for public business entities for annual periods beginning on or after December 15, 2014, and interim periods within those years.

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities (Topic
915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation.

The amendments in this Update remove the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage.

The amendments also clarify that the guidance in Topic 275, Risks and Uncertainties, is applicable to entities that have not commenced planned principal operations.

Finally, the amendments remove paragraph 810-10-15-16. Paragraph 810-10-15-16 states that a development stage entity does not meet the condition in paragraph 810-10-15-14(a) to be a variable interest entity if (1) the entity can demonstrate that the equity invested in the legal entity is sufficient to permit it to finance the activities that it is currently engaged in and (2) the entity's governing documents and contractual arrangements allow additional equity investments.

The amendments in this Update also eliminate an exception provided to development stage entities in Topic 810, Consolidation, for determining whether an entity is a variable interest entity on the basis of the amount of investment equity that is at risk. The amendments to eliminate that exception simplify U.S. GAAP by reducing avoidable complexity in existing accounting literature and improve the relevance of information provided to financial statement users by requiring the application of the same consolidation guidance by all reporting entities. The elimination of the exception may change the consolidation analysis, consolidation decision, and disclosure requirements for a reporting entity that has an interest in an entity in the development stage.

The amendments related to the elimination of inception-to-date information and the other remaining disclosure requirements of Topic 915 should be applied retrospectively except for the clarification to Topic 275, which shall be applied prospectively. For public business entities, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein.

Early application of each of the amendments is permitted for any annual reporting period or interim period for which the entity's financial statements have not yet been issued (public business entities) or made available for issuance (other entities). Upon adoption, entities will no longer present or disclose any information required by Topic 915.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company, we are not required to provide Part I, Item 3 disclosure.

ITEM 4. CONTROLS AND PROCEDURES

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES.

We carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer (who is our Principal Executive Officer) and our Treasurer (who is our Principal Financial Officer and

Principal Accounting Officer), of the effectiveness of the design of our disclosure controls and procedures (as defined by Exchange Act Rules 13a-15(e) or 15d-15(e)) as of October 31, 2014 pursuant to Exchange Act Rule 13a-15. Based upon that evaluation, our Principal Executive Officer and Principal Financial Officer concluded that our disclosure controls and procedures were not effective as of October 31, 2014 in ensuring that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the Securities and Exchange Commission's (the "SEC") rules and forms. This conclusion is based on findings that constituted material weaknesses. A material weakness is a deficiency, or a combination of control deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company's interim financial statements will not be prevented or detected on a timely basis.

In performing the above-referenced assessment, our management identified the following material weaknesses:

     i) We have insufficient quantity of dedicated resources and experienced personnel involved in reviewing and designing internal controls. As a result, a material misstatement of the interim and annual financial statements could occur and not be prevented or detected on a timely basis.

     ii) We did not perform an entity level risk assessment to evaluate the implication of relevant risks on financial reporting, including the impact of potential fraud-related risks and the risks related to non-routine transactions, if any, on our internal control over financial reporting. Lack of an entity-level risk assessment constituted an internal control design deficiency which resulted in more than a remote likelihood that a material error would not have been prevented or detected, and constituted a material weakness.

     iii) We have not achieved the optimal level of segregation of duties relative to key financial reporting functions.

Our management feels the weaknesses identified above have not had any material effect on our financial results. However, we are currently reviewing our disclosure controls and procedures related to these material weaknesses and expect to implement changes in the near term, including identifying specific areas within our governance, accounting and financial reporting processes to add adequate resources to potentially mitigate these material weaknesses.

Our management team will continue to monitor and evaluate the effectiveness of our internal controls and procedures and our internal controls over financial reporting on an ongoing basis and is committed to taking further action and implementing additional enhancements or improvements, as necessary and as funds allow.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

CHANGES IN INTERNAL CONTROLS OVER FINANCIAL REPORTING

There were no other changes in our internal control over financial reporting that occurred during the fiscal quarter covered by this report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

                          PART II -- OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

None.

ITEM 1A. RISK FACTORS

Not applicable.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

On August 29, 2014, we entered into a securities purchase agreement with Magna pursuant to which Magna purchased from us the Magna Note 2 for a purchase price of $9,250. We issued the Magna Note 2 to Magna on August 29, 2014. The Magna
Note 2 is convertible at any time, in whole or in part, at Magna's option into shares of common stock at a variable conversion price equal to a 35% discount from the lowest trading price in the three (3) trading days prior to the day that Magna requests conversion. The issuance of the Magna Note 2 was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") pursuant to the exemption for transactions by an issuer not involved in any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D.

On September 8, 2014, we entered into the Purchase Agreement with KBM. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, KBM shall purchase from us on the closing date the KBM Note for $53,000 in cash (an 8.62% original issue discount). Pursuant to the Purchase Agreement, on September 8, 2014, we issued the KBM Note to KBM. KBM has the option to convert the KBM Note and interest due thereunder into shares of common stock at a variable conversion price equal to a 30% discount from the average of the three lowest trading prices in the ten (10) trading days prior to the day that KBM requests conversion. The issuance of the KBM Note was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involved in any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D.

On September 9, 2014, LG Capital purchased a portion of the Magna Note in an amount equal to $30,000 of the face value of the Magna Note and assumed that portion of the note. On September 9, 2014, we issued the Restated Note and entered into the LG Purchase Agreement with LG Capital. LG Capital has the option to convert the Restated Note and interest due thereunder into shares of common stock at a variable conversion price equal to a 35% discount from the lowest trading price in the ten (10) trading days prior to the day that LG Capital requests conversion. The issuance of the Restated Note was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involved in any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D.

On September 10, 2014, we entered into the Second LG Purchase Agreement with LG Capital. The Second LG Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, LG Capital shall purchase from us on September 10, 2014, the LG Note for $33,000 in cash (a 4.76% original issue discount). Pursuant to the Second LG Purchase Agreement, on September 10, 2014, the Company issued the LG Note to LG Capital. LG Capital has the option to convert the LG Note and interest due thereunder into shares of common stock at a variable conversion price equal to a 35% discount from the lowest trading price in the ten (10) trading days prior to the day that LG Capital requests conversion. The issuance of the LG Note was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involved in any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5. OTHER INFORMATION

The disclosures set forth in Part II, Item 2 of this Quarterly Report on Form 10-Q are incorporated herein by reference.

ITEM 6. EXHIBITS

3.1(a)   Articles  of   Incorporation   (incorporated   by   reference   to  our
         Registration Statement on Form S-1 filed on October 29, 2009).

3.1(b) Certificate of Amendment to the Articles of Incorporation (incorporated by reference to our Current Report on Form 8-K filed on May 15, 2012).

3.2 Bylaws (incorporated by reference to our Registration Statement on Form S-1 filed on October 29, 2009).

4.1 Amending Agreement to Senior Convertible Note dated August 20, 2014 (incorporated by reference to our Current Report on Form 8-K filed on August 26, 2014).

4.2 Convertible Promissory Note, dated August 20, 2014, issued to Magna Equities II, LLC in the principal amount of $51,500 (incorporated by reference to our Current Report on Form 8-K filed on August 26, 2014).

4.3 Convertible Promissory Note, dated August 29, 2014, issued to Magna Equities II, LLC in the principal amount of $9,250. (incorporated by reference to our Quarterly Report on Form 10-Q filed on December 23,
         2014).

4.4 Senior Convertible Note, dated September 8, 2014, issued to KBM Worldwide, Inc. in the principal amount of $58,000. (incorporated by reference to our Quarterly Report on Form 10-Q filed on December 23,
         2014).

4.5 Restated Convertible Note, dated September 9, 2014, issued to LG Capital Funding, LLC in the principal amount of $30,000. (incorporated by reference to our Quarterly Report on Form 10-Q filed on December 23,
         2014).

4.6 Senior Convertible Note, dated September 10, 2014, issued to LG Capital Funding, LLC in the principal amount of $34,650. (incorporated by reference to our Quarterly Report on Form 10-Q filed on December 23,
         2014).

10.1 Common Stock Purchase Agreement Notice of Termination Letter dated August 20, 2014 (incorporated by reference to our Current Report on Form 8-K filed on August 26, 2014).

10.2 Securities Purchase Agreement, dated as of August 20, 2014, by and between Magna Equities II, LLC and Tungsten Corp. (incorporated by reference to our Current Report on Form 8-K filed on August 26, 2014).

10.3 Option Termination and Mining Claim Transfer Agreement, dated August 19, 2014, between Tungsten Corp. and Viscount Nevada Holdings Ltd. (incorporated by reference to our Quarterly Report on Form 10-Q filed on September 16, 2014).

10.4 Securities Purchase Agreement, dated as of August 29, 2014, by and between Magna Equities II, LLC and Tungsten Corp. (incorporated by reference to our Quarterly Report on Form 10-Q filed on December 23,
         2014).

10.5 Note Purchase Agreement, dated as of September 8, 2014, between KBM Worldwide, Inc. and Tungsten Corp. (incorporated by reference to our Quarterly Report on Form 10-Q filed on December 23, 2014).

10.6 Note Purchase Agreement, dated as of September 9, 2014, between LG Capital Funding, LLC and Tungsten Corp. (incorporated by reference to our Quarterly Report on Form 10-Q filed on December 23, 2014).

10.7 Note Purchase Agreement, dated as of September 10, 2014, between LG Capital Funding, LLC and Tungsten Corp. (incorporated by reference to our Quarterly Report on Form 10-Q filed on December 23, 2014).

31* Certification of Principal Executive and Financial Officer, pursuant to Rule 13a-14 and 15d-14 of the Securities Exchange Act of 1934

32* Certification of Principal Executive and Financial Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101*     Interactive Data File

----------
* Filed herewith.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                            TUNGSTEN CORP.,
                            a Nevada corporation


Date: December 24, 2014     By: /s/ Guy Martin
                                ------------------------------------------------
                                Guy Martin
                                President, Chief Executive Officer and Treasurer (Principal Executive Officer,
                                Principal Financial Officer, and
                                Principal Accounting Officer)

                                                                      EXHIBIT 31

                    CERTIFICATION OF PRINCIPAL EXECUTIVE AND
                 FINANCIAL OFFICER, PURSUANT TO RULE 13A-14 AND
                  15D-14 OF THE SECURITIES EXCHANGE ACT OF 1934

I, Guy Martin, certify that:

1.   I have reviewed this quarterly report on Form 10-Q/A of TUNGSTEN CORP.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

     (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
     (b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
     (c) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
     (d) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting , to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

     (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and
     (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant`s internal control over financial reporting.

Date: December 24, 2014


/s/ Guy Martin
------------------------------------------------
Guy Martin
President, Chief Executive Officer and Treasurer
(Principal Executive Officer, Principal
Financial Officer, and Principal Accounting
Officer)

                                                                      EXHIBIT 32

           CERTIFICATION OF PRINCIPAL EXECUTIVE AND FINANCIAL OFFICER PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of TUNGSTEN CORP. a Nevada corporation (the "Company") on Form 10-Q/A for the period ending October 31, 2014, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), Guy Martin, Principal Executive Officer and Principal Financial Officer of the Company, certifies to the best of his knowledge, pursuant to 18 U.S.C. ss. 1350, as adopted pursuant to ss. 906 of the Sarbanes-Oxley Act of 2002, that:

     (1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

A signed original of this written statement required by Section 906 has been provided to TUNGSTEN CORP., and will be retained by TUNGSTEN CORP. and furnished to the Securities and Exchange Commission or its staff upon request.


/s/ Guy Martin
------------------------------------------------
Guy Martin
President, Chief Executive Officer and Treasurer
(Principal Executive Officer, Principal
Financial Officer, and Principal Accounting
Officer)
December 24, 2014